EXHIBIT 10.1

[CONFORMED]

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 3, 2017, by and between First Horizon National Corporation, a Tennessee corporation (the “Company”), and R. Eugene Taylor (the “Executive” and, together with the Company, the “parties”).

WHEREAS, Capital Bank Financial Corp., a Delaware corporation (“Capital Bank”), and the Executive are parties to an Amended and Restated Employment Agreement, dated as of October 19, 2016 (the “Prior Agreement”);

WHEREAS, the Company, Capital Bank, and Firestone Sub, Inc., a Delaware corporation, have entered into an Agreement and Plan of Merger, dated May 3, 2017 (the “Merger Agreement”); capitalized terms set forth herein and not defined have the meanings ascribed to such terms in the Merger Agreement; and

WHEREAS, as an inducement to the willingness of the Company to enter into the Merger Agreement, the Executive is entering into this Agreement, which shall be effective as of the Effective Time provided the Executive is still employed by Capital Bank as of immediately prior to the Effective Time, with the terms and conditions set forth below, contingent upon the closing of the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the Executive’s continued employment, the Company’s desire to protect its trade secrets, the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.         Employment Conditioned upon the Closing. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. The parties agree that this Agreement’s effectiveness shall be conditioned upon the occurrence of the Closing. If the Merger Agreement terminates prior to the Closing, this Agreement shall be void ab initio and be of no further force or effect.

2.         Employment Period. The term of the Executive’s employment under this Agreement will commence at the Effective Time and end on the second anniversary of the Effective Time (the “Employment Period”), unless terminated earlier pursuant to Section 5 of this Agreement or extended by mutual agreement of the Executive and the Company.

3.         Position and Duties.

(a)      During the Employment Period, the Executive shall (i) serve as the Vice Chairman of the Company, with principal responsibilities to serve as an ambassador to the Capital Bank markets, to maintain and transition Capital Bank relationships, to assist in developing new business and relationships, and to otherwise be available to consult with and carry out such other duties as may be reasonably requested by the Chief Executive Officer of the Company (the “CEO”) and (ii) report solely to the CEO. In addition, effective as of the Effective Time, the Executive shall be appointed to the Board of Directors of the Company (the “Board”) and, during the Employment Period, shall be nominated to serve on the Board. During the Employment Period, the Company shall provide the Executive with an office at a location as reasonably requested by the Executive and, upon the Executive’s request, non-exclusive secretarial and administrative support.

(b)      The Executive, during the Employment Period, shall devote such business time and attention as necessary to carry out the duties and responsibilities described in Section 3(a) of this Agreement and he shall perform his duties faithfully and efficiently subject to the directions of the CEO; provided that the Company and the Executive acknowledge that the duties and responsibilities of the position of Vice Chairman as set forth in Section 3(a) shall not require the Executive to work for the Company on a full-time basis; and provided, further, that the Executive shall not be required to carry out such duties and responsibilities on the Company’s premises. Notwithstanding the foregoing, nothing herein shall preclude the Executive (i) from participating in or serving on the board of directors or similar governing body of charitable, religious, social or educational organizations or (ii) from participating or serving on the board of directors or similar governing body of up to two public companies; provided that such company is not a competitor of the Company and such participation does not reflect negatively on the Company and that the Executive provides the Company with advance written notice of such participation; and provided, further, that in the case of the Executive’s board participation pursuant to either clause (i) or (ii) above, the Board determines in its good faith discretion that such participation or service does not unreasonably interfere, individually or in the aggregate, with the Executive’s performance of his obligations to the Company.

(c)      The Company acknowledges and agrees that the Executive may, prior to the Effective Time (or, if not practicable prior to the Effective Time, following the Effective Time), enter into a Rule 10b5-1 Plan providing for his liquidation of shares of common stock, par value $0.625 per share, of the Company (“Company Common Stock”) and stock options to purchase shares of Company Common Stock received by the Executive in connection with the Merger.

4.         Compensation. Subject to the terms of this Agreement, during the Employment Period, while the Executive is employed by the Company, the Company shall compensate the Executive for his services as follows:

(a)      Base Salary. The Executive shall receive an annual base salary (“Annual Base Salary”) of no less than $700,000. The Executive’s Annual Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to its normal performance review policies for senior executives and may be increased but not decreased. The term “Annual Base Salary” as utilized in this Agreement shall refer to Annual Base Salary as in effect from time to time. Such Annual Base Salary shall be payable in monthly or more frequent installments in accordance with the Company’s payroll policies. The Company and the Executive acknowledge that, while the Executive is receiving compensation pursuant to this Agreement, the Executive shall not be eligible to receive compensation in his capacity as a member of the Board in addition to the compensation set forth in this Section 4.

(b)      Annual Incentive Payment. With respect to each fiscal year or portion of a fiscal year of the Company ending during the Employment Period, the Executive shall be awarded an annual incentive payment (the “Incentive Payment”) as determined by the

Compensation Committee in its discretion and, if applicable, in accordance with the terms of the First Horizon National Corporation Management Incentive Plan; provided, however, that the Executive’s Incentive Payment for each fiscal year (or portion thereof) during the Employment Period shall be no less than 100% of his Annual Base Salary for each fiscal year (or portion thereof) (the “Target Incentive Payment”). Notwithstanding anything contained herein to the contrary, if the Executive receives a prorated bonus from Capital Bank in respect of the fiscal year in which the Effective Time occurs, the Incentive Payment under this Section 4(b) shall be prorated for the period commencing on the date on which the Effective Time occurs through the last date of such fiscal year. Such Target Incentive Payment may be increased but not decreased in the sole discretion of the Company. The earned Incentive Payments shall be paid to the Executive pursuant to the terms of the First Horizon National Corporation Management Incentive Plan; provided, however, that any such Incentive Payment for a fiscal year shall be paid to the Executive no later than the 15th day of the third month following the close of such fiscal year, unless the Executive shall elect to defer the receipt of such Incentive Payment pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)      Equity Compensation. On the date on which the Effective Time occurs, the Executive shall be granted an award of “Restricted Stock” (as defined in the First Horizon National Corporation Equity Compensation Plan (the “Equity Plan”)) having a grant date “Fair Market Value” (as defined in the Equity Plan) equal to $2.1 million (the “Restricted Stock Award”), which Restricted Stock Award shall (i) vest on the second anniversary of the Effective Time, subject to the Executive’s continued employment with the Company through such anniversary, (ii) shall become fully vested upon a termination of the Executive’s employment prior to such anniversary by the Company without Cause (as defined below), by the Executive with Good Reason (as defined below), or due to the Executive’s death or Disability (as defined below), and (iii) shall otherwise have terms and conditions that are consistent with the service-based awards of Restricted Stock granted to similarly situated senior executives of the Company (excluding any performance vesting conditions).

(d)      Employee Benefits, Fringe Benefits and Perquisites. During the Employment Period, the Executive shall be eligible to participate in the employee benefit, fringe benefit and perquisite plans and programs that are provided by the Company from time to time to the Company’s other senior executives, in each case, in accordance with the terms and conditions of such plans and programs. If the Executive is not eligible to participate in any of the Company’s welfare plans during the Employment Period (including the Company’s “primetime” program), the Company shall immediately commence providing the Executive with the benefits provided under Section 6(a)(F) and the 36-month period referred to therein shall commence on the first date on which such benefits are provided.

(e)      Expense Reimbursement. During the Employment Period, the Company will reimburse the Executive for all reasonable expenses incurred by him in the performance of his duties in accordance with the Company’s policies applicable to senior executives and in accordance with the requirements of Section 8(a)(ii) of this Agreement.

(f)      D&O Insurance. The Executive shall be covered by any directors’ and officers’ insurance that the Company shall have in effect from time to time to the same extent as the other directors and officers of the Company are covered by such insurance.

(g)      Change in Control Payment. Immediately prior to the Effective Time, Capital Bank shall pay to the Executive the cash severance amount under Section 6(a)(B) of the Prior Agreement that is payable upon a termination with “Good Reason” within the two-year period following a “Change in Control” (as each such term is defined in the Prior Agreement).

5.         Termination of Employment.

(a)      Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Executive incurs a Disability during the Employment Period, the Company may provide the Executive with written notice in accordance with Section 12(g) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided that, within 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Company on a full-time basis as a result of incapacity due to mental or physical illness, which inability exists for 180 days during any consecutive 12-month period, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)      Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)      willful misconduct or willful neglect by the Executive in the performance of his duties to the Company;

(ii)      the Executive’s willful failure to adhere materially to the clear directions of the Board or to adhere materially to the Company’s material written policies;

(iii)      the Executive’s conviction of or formal admission to or plea of guilty or nolo contendere to a charge of commission of a felony; or

(iv)      the Executive’s willful breach of any of the material terms and conditions of this Agreement.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. To invoke a termination with Cause, the Company shall provide written notice to the Executive of the existence of one or more of the conditions described in clauses (i) through (iv) within 30 days following the Board’s actual knowledge of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Cause, and the Executive shall have 30 days following receipt of such written notice (the “Executive Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In addition, in the case of a termination of the Executive’s employment with Cause other than as described in clause (iii) above, the cessation of employment of the Executive shall not be deemed to be with Cause, unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board other than the Executive at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in clauses (i), (ii) or (iv) above, and specifying the particulars thereof in detail.

(c)      Resignation. The Executive’s employment may be terminated by the Executive during the Employment Period with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the written consent of the Executive:

(i)      a material diminution in the Executive’s Annual Base Salary or Target Incentive Payment during the Employment Period;

(ii)      a material diminution in the position, authority, duties or responsibilities of the Executive from those described in Section 3(a) of this Agreement;

(iii)      a requirement that the Executive report to an employee of the Company other than the CEO;

(iv)      any material failure by the Company to comply with the material terms of Section 4 of this Agreement during the Employment Period; or

(v)      any other material breach of this Agreement by the Company.

To invoke a termination with Good Reason, the Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (v) within 30 days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have 30 days following receipt of such written notice (the “Company Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. If the Company fails to remedy the condition constituting Good Reason during the applicable Company Cure Period, the Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 60 days following such Company Cure Period for such termination as a result of such condition to constitute a termination with Good Reason. Notwithstanding anything to the contrary in this Agreement, a temporary suspension of the Executive’s duties, authorities, employment or other roles hereunder not in excess of 90 days by the Board based upon the Board’s good faith judgment that such suspension is warranted pending investigation of any material allegations relating to the conduct of the Executive or the conduct of the Company that may implicate the Executive shall not give rise to Good Reason.

(d)      Notice of Termination. Any termination by the Company with Cause, or by the Executive with Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(g) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice or 30 days after the end of the Company Cure Period, if applicable, in the case of a termination by the Executive with Good Reason). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)      Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company without Cause, or by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be; (ii) if the Executive’s employment is terminated by the Executive with Good Reason, a date that is no later than 30 days after the Company Cure Period, if applicable; (iii) if the Executive’s employment is terminated by the Company with Cause, the Date of Termination shall be the date on which the Company notifies the Executive of such termination (which shall not be until after the expiration of the Executive Cure Period); and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6.         Obligations of the Company upon Termination of Employment.

(a)      Resignation by the Executive with Good Reason or Termination by the Company without Cause. If, during the Employment Period, the Executive’s employment is terminated (i) by the Executive with Good Reason, or (ii) by the Company without Cause, and, except with respect to the payment of Accrued Obligations and Other Benefits (as such terms are defined below), the Executive shall have executed and delivered to the Company within 30 days of the Date of Termination a release of claims against the Company and its affiliates substantially in the form attached as Exhibit A and not revoked such release, the Company shall pay to the Executive within 40 days after the Date of Termination (except as otherwise required by law or provided below) or provide, as applicable, the following:

(A)      A lump sum cash payment consisting of: (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; (2) the annual Incentive Payment earned by the Executive for an award period ending prior to the Date of Termination but not yet paid to the

Executive or, if no Incentive Payment has been awarded for such period, the Target Incentive Payment (pro-rated as contemplated by Section 4(b) for any partial fiscal year in which the Effective Time occurs) (other than any portion of such annual Incentive Payment that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder); (3) any accrued vacation or paid time off in accordance with the Company’s vacation and paid time off policies, in each case, to the extent not theretofore paid; and (4) any unreimbursed business expenses incurred prior to the Date of Termination (the sum of the amounts described in clauses (1), (2), (3), and (4) shall be hereinafter referred to as the “Accrued Obligations”);

(B)      A lump sum cash payment equal to the product of the Target Incentive Payment multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year in which the Date of Termination occurs through the Date of Termination (or, if the Effective Time occurs in 2017 and the Date of Termination occurs in 2017, the number of days elapsed between the date on which the Effective Time occurs through the Date of Termination), and the denominator of which is the number of days in such fiscal year (the “Pro Rata Bonus”);

(C)      A lump sum cash payment equal to product of (1) the sum of the Annual Base Salary and the Target Incentive Payment multiplied by (2) the quotient of (x) the number of days from the Date of Termination through the second anniversary of the date on which the Effective Time occurs divided by (y) 365;

(D)      The Restricted Stock Award shall immediately vest and become non-forfeitable;

(E)      To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy, practice, contract or agreement of the Company and its affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(F)      The Company shall provide the Executive and the Executive’s dependents with continued coverage under any health, medical, dental, vision or life insurance program or policy in which the Executive was eligible to participate as of the time of the Executive’s employment termination, for 36 months following such termination (or such shorter period if such benefits commenced earlier as contemplated by Section 4(d)) on terms no less favorable to the Executive and the Executive’s dependents (including with respect to payment for the costs thereof) than those in effect for employees generally, which coverage shall become secondary to any coverage provided to the Executive by a subsequent employer and to any Medicare coverage for which the Executive becomes eligible (the “Welfare Benefits”).

(b)      Termination by the Company with Cause; Resignation by the Executive without Good Reason; Death; Disability; Termination upon Expiration. If, during the Employment Period, the Executive’s employment is terminated by the Company with Cause, by the Executive without Good Reason, or due to the Executive’s death or Disability, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay or provide (i) the Accrued Obligations (paid as set forth in Section 6(a)(A) of this Agreement), (ii) the Other Benefits (paid in accordance with the provisions of the applicable plans), and (iii) the Welfare Benefits (provided as set forth in Section 6(a)(F) of this Agreement). In addition, upon the Executive’s termination of employment due to his death or Disability, the Restricted Stock Award shall immediately vest and become non-forfeitable and the Executive shall be entitled to receive the Pro Rata Bonus (payable within 40 days following the Date of Termination). Upon the Executive’s termination on or following the expiration of this Agreement, the Executive shall be entitled to receive (A) the Accrued Obligations (paid as set forth in Section 6(a)(A) of this Agreement), (B) the Pro Rata Bonus (payable within 40 days following the Date of Termination), (C) the Welfare Benefits (provided as set forth in Section 6(a)(F) of this Agreement), and (D) the Other Benefits (paid in accordance with the provisions of the applicable plans).

(c)      Full Settlement; Legal Fees. The payments and benefits provided under this Section 6 (including, without limitation, the Other Benefits) shall be in full satisfaction of the Company’s obligations to the Executive upon his termination of employment, notwithstanding the remaining length of the Employment Period, and in no event shall the Executive be entitled to severance benefits (or other damages in respect of a termination of employment or claim for breach of this Agreement) beyond those specified in this Section 6. The Company agrees to pay as incurred (within 10 days following the Company’s receipt of an invoice from the Executive), at any time from the date on which the Effective Time occurs through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the date on which the Effective Time occurs) to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive, or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code based on the rate in effect for the month in which such legal fees and expenses were incurred.

(d)      Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any of its affiliates. Without limiting the generality of the foregoing, the Executive’s resignation under this Agreement with or without Good Reason shall in no way affect the Executive’s ability to terminate employment by reason of the Executive’s “retirement” under, or to be eligible to receive benefits (other than severance benefits) under, any compensation and benefits plans, programs or arrangements of the Company or any of its affiliates, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company or any of its affiliates or their respective successors, and any termination that otherwise qualifies as Good Reason shall be treated as such even if it is also a “retirement” for purposes of any such plan.

7.         No Mitigation; No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

8.         Section 409A; Forfeiture.

(a)      Section 409A.

(i)      General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required to avoid taxes and penalties under Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement shall be made upon a “separation from service” under Section 409A of the Code.

(ii)      In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (1) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (2) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (3) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii)      Delay of Payments. Notwithstanding anything to the contrary in this Agreement, to the extent required to avoid taxes and penalties under Section 409A of the Code, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period following his separation from service (as determined in accordance with Section 409A of the Code) on account of his separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”). The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

(b)      Forfeiture. The policies of the Company relating to forfeiture or clawback shall apply to the Executive on the same basis as such policies apply to similarly situated executives of the Company with respect to incentive compensation awarded to the Executive following the Effective Time. The parties agree that any compensation under this Agreement shall also be subject to clawback/forfeiture provisions required by any law applicable to the Company, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations.

9.         Treatment of Certain Payments.

(a)      Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(b)      If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (ii) cash payments that do constitute deferred compensation, in each case, beginning with payments or benefits that are to be paid the furthest in time from the Accounting Firm’s determination. All reasonable fees and expenses of the

Accounting Firm shall be borne solely by the Company. For purposes of all present value determinations required to be made under this Section 9, the Company and the Executive elect to use the applicable federal rate that is in effect on the Effective Date pursuant to Treasury Regulations § 1-280G, Q&A-32.

(c)      To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(d)      The following terms shall have the following meanings for purposes of this Section 9:

(i)      “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by Capital Bank prior to the Effective Time for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the “change in ownership or control” (within the meaning of Section 280G of the Code).

(ii)      “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).

(iii)      “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(iv)      “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(v)      “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(e)      The provisions of this Section 9 shall survive the expiration of this Agreement.

10.       Restrictive Covenants.

(a)      Return of Company Property. Upon his termination of employment for any reason, the Executive shall promptly return to the Company any keys, credit cards, passes, confidential documents or material, or other property belonging to the Company, and the Executive shall also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or its affiliates or containing any trade secrets relating to the Company or its affiliates, in each case, in the Executive’s possession, except for any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. The Executive agrees to represent in writing to the Company upon termination of employment that he has complied with the foregoing provisions of this Section 10(a).

(b)      Mutual Nondisparagement. The Executive and the Company each agree that, following the Executive’s termination of employment, neither the Executive, nor the Company will make any public statements that materially disparage the other party. The Company shall not be liable for any breach of its obligations under this Section 10(b) if it informs its directors and executive officers, as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the content of its covenant hereunder and takes reasonable measures to ensure that such individuals honor the Company’s agreement. Notwithstanding the foregoing, nothing in this Section 10(b) shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right, including, without limitation, the terms of this Agreement.

(c)      Confidential Information. The Executive agrees that, during his employment with the Company and at all times thereafter, he shall hold for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or during his consultation with the Company after his termination of employment, and which is not public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his duties for the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(d)      Nonsolicitation. The Executive agrees that, while he is employed by the Company and during the one-year period following his termination of employment with the Company (the “Restricted Period”), the Executive shall not, directly or indirectly, (i) solicit any individual who is, on the Date of Termination (or was, during the six-month period prior to the Date of Termination), employed by the Company or its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its affiliates or (ii) induce or attempt to induce any customer or investor (in each case, whether former, current or prospective), supplier, licensee or other business relation of the Company or any of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such customer, investor, supplier, licensee or business relation, on the one hand, and the Company or any of its affiliates, on the other hand.

(e)      Noncompetition. The Executive agrees that, during the Restricted Period, he will not engage in Competition (as defined below). The Executive shall be deemed to be engaging in “Competition” if he, directly or indirectly, anywhere in the continental United States in which the Company conducts business or has plans to conduct business, owns, manages, operates, controls or participates in the ownership, management, operation or control of or is connected as an officer, employee, partner, director, consultant or otherwise with, or has any financial interest in, any business (whether through a corporation or other entity) engaged in the commercial banking business or in any other financial services business that is competitive with any portion of the business conducted by the Company or any of its affiliates. Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof. Notwithstanding the foregoing, the restriction above shall not prohibit the Executive from entering into employment with, or providing services to, any subsidiary, division, affiliate or unit of an entity (a “Related Unit”) if that Related Unit does not engage in business that is in Competition with the Company, irrespective of whether some other Related Unit of that entity is in Competition with the Company (as long as the Executive does not engage in or assist in the activities of any Related Unit that is in Competition with the Company).

(f)      Equitable Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of Section 10(b), 10(c), 10(d), or 10(e) and he agrees that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining the Executive from any actual or threatened breach of Section 10(b), 10(c), 10(d), or 10(e). If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.

(g)      Severability; Blue Pencil. The Executive acknowledges and agrees that he has had the opportunity to seek advice of counsel in connection with this Agreement and the restrictive covenants contained herein are reasonable in geographical scope temporal duration and in all other respects. If it is determined that any provision of this Section 10 is invalid or unenforceable, the remainder of the provisions of this Section 10 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any of the covenants in this Section 10 is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and in its reduced form, such provision shall be enforced. Notwithstanding any provision of this Agreement to the contrary, the covenants set forth in this Section 10 are not intended to, and shall be interpreted in a manner that does not, limit or restrict the Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

11.       Successors.

(a)      This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)      The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to satisfy all of the obligations under this Agreement in the same manner and to the same extent that the Company would be required to satisfy such obligations if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

12.       Miscellaneous.

(a)      Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives; provided, however, that, notwithstanding the foregoing, the Company may amend or modify this Agreement if it determines in good faith that it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance, including, without limitation, the final Guidance on Sound Incentive Compensation Policies issued on June 21, 2010 by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision and Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction (it being understood that any such amendment will not decrease in any material manner the economic value of the incentive compensation opportunities currently provided for in this Agreement).

(b)      Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c)      Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of New York, without regard to the conflict of law provisions of any state.

(d)      Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 10 of this Agreement) that is not resolved by the Executive and the Company shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on the Company and the Executive and judgment may be entered on the arbitrator(s)’ awards in any court having competent jurisdiction.

(e)      Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(f)      Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(g)      Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:

First Horizon National Corporation
165 Madison Avenue
Memphis, Tennessee 38103
Attention: Executive Vice President – General Counsel

or to the Executive:

At the address last on the records of the Company

Each party, by written notice furnished to the other party, may modify the applicable delivery address, except that notice of change of address shall be effective only upon receipt. Such notices, demands, claims and other communications shall be deemed given in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or in the case of certified or registered U.S. mail, five days after deposit in the U.S. mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

(h)      Survivorship. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(i)      Entire Agreement. From and after the Effective Date, this Agreement shall supersede any other employment agreement or understanding between the parties with respect to the subject matter hereof (including, without limitation, the Prior Agreement). The obligations under this Agreement are enforceable solely against the Company and its successors and assigns.

(j)      Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

First Horizon National Corporation

By:	/s/ D. Bryan Jordan
Name: D. Bryan Jordan
Title: Chairman of the Board, President and Chief Executive Officer

EXECUTIVE

/s/ R. Eugene Taylor
R. Eugene Taylor
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